EXHIBIT 4.3


                 [Letterhead of Hughes Electronics Corporation]

July 22, 1998

PanAmSat Corporation
One Pickwick Plaza
Greenwich, Connecticut 06880
Attn:    Michael Inglese
         Vice President, Finance

Dear Mr. Inglese:

     Reference is hereby made to that certain Loan Agreement, dated as of May 15, 1997 between PanAmSat Corporation ("PanAmSat") and Hughes Electronics Corporation ("Hughes") (as from time to time amended, the "Hughes Loan Agreement") pursuant to which Hughes has extended a credit facility in the amount of $1,725,000,000 to PanAmSat evidenced by the promissory note dated May 15, 1997 (as from time to time amended, the "Hughes Note").

     Reference is also made to that certain Credit Agreement dated as of February 20, 1998, with certain financial institutions (collectively, including without limitation, any entity acquiring the rights of a "Lender" under the Credit Agreement, the "Lenders"), each of the Co-Documentation Agents party thereto, and the Administrative Agent (as from time to time amended, the "Senior Credit Agreement"), providing among other things for the making of advances by the Lenders to PanAmSat (the "Advances") in an aggregate principal amount at any one time outstanding up to $500,000,000.

     Reference is also made to that certain Subordination and Amendment Agreement dated as of February 20, 1998 among PanAmSat, Hughes and the Administrative Agent for the Lenders, providing that Hughes subordinate its rights under the Hughes Note to the rights of the Lenders in connection with the Advances.

     You have  advised  us that you  intend to issue a maximum  of  $500,000,000 maximum principal amount short-term unsecured notes (the "Notes", collectively the "Commercial Paper Program"), to rank pari passu with the Company's other unsecured and unsubordinated indebtedness. You have also advised us that the Notes are exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. The Notes will carry maturity dates of less than 270 days from the date of issuance.

     You have requested that Hughes (1) consent to the issuance of the Notes under the Hughes Loan Agreement, and (2) agree to subordinate its rights under the Hughes Note to the Notes in a manner that is substantially similar to the subordination granted in favor of the Advances.

     In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

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     1.  Hughes  hereby  consents  to the  issuance  of the Notes by PanAmSat on substantially the terms and conditions set forth in the Private Placement Memorandum attached hereto.

     2. Hughes hereby agrees to subordinate its rights under the Hughes Note to the Notes on substantially the same terms as its agreement to subordinate to the Advances as set forth in the Subordination Agreement, including, but not limited to, Sections 3, 4, 5 and 7 of thereof.

     3. PanAmSat agrees that so long as the Hughes Note remains outstanding (a) it shall obtain Hughes' prior written consent to any material modifications or amendments to the Commercial Paper Program; (b) the aggregate principal amount outstanding under the Notes combined with the aggregate principal amount outstanding under the Advances shall not exceed $500,000,000; and (c) none of the Notes shall have a maturity date beyond the last maturity date of any of the Advances.

     4. So long as Notes are outstanding and Moody's Investors Services ("Moody's) is rating the Notes, Hughes agrees to notify Moody's in writing at least 30 days prior to any amendment, modification or termination of this letter agreement.

     5. This letter agreement shall be deemed an amendment or modification to the Loan Agreement, and shall be subject to all of the terms and conditions contained therein.

     The Loan Agreement shall remain unchanged in all other respects.

     If you are in agreement with the foregoing, kindly sign this letter on the line provided below and return a copy to our attention.


                                            HUGHES ELECTRONICS CORPORATION

                                            By:   Edward B. Clarkson
                                               --------------------------
                                            Name:  Edward B. Clarkson
                                            Title:  Assistant Treasurer


Agreed and acknowledged as of July 22, 1998

PANAMSAT CORPORATION

By:    Michael J. Inglese
   --------------------------
Name:  Michael J. Inglese
Title:  Vice President, Finance